Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-16385; 333-35937; 333-39796; 333-56171; 333-75945; 333-87426; 333-114189; 333-118580; and 333-118581) of QuadraMed Corporation of our report dated April 28, 2005, relating to QuadraMed Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of QuadraMed Corporation’s internal control over financial reporting, which appears in this Form 10-K/A. In our report on the effectiveness of internal control over financial reporting, we disclaim an opinion on management’s assessment and on the effectiveness of QuadraMed Corporation’s internal control over financial reporting.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Bethesda, Maryland

January 3, 2006